Exhibit 99

NEWS

Ford Names Jon Huntsman to Board of Directors

DEARBORN, Mich., Feb. 9, 2012 – Ford Motor Company announced today the election of Jon M. Huntsman Jr. to the company’s Board of Directors effective immediately.

Huntsman, 51, is chairman of the Huntsman Cancer Foundation, a Utah-based cancer charity.  The former Republican candidate for president of the United States has served in numerous public and private positions around the world, most recently as the United States Ambassador to China.

“Jon brings to Ford’s board of directors extensive global knowledge and experience – particularly in Asia with trade issues – and operational experience gained as governor of Utah, a state that has grown jobs even during the economic crisis,” said Ford Executive Chairman Bill Ford. “Jon understands the importance of strengthening the country’s manufacturing base, which will contribute to our success going forward.”

Huntsman was twice elected Governor of Utah, serving from 2005 to 2009. His public service career began as a White House staff assistant to President Ronald Reagan and has since included appointments as Deputy Assistant Secretary of Commerce for Asia, U.S. Ambassador to Singapore and Deputy U.S. Trade Representative.

He is a founding director of the Pacific Council on International Policy and has served on various boards such as the Brookings Institute Asia Policy Board, the Center for Strategic and International Studies Pacific Forum, the Asia Society in New York and the National Bureau of Asian Research.

Huntsman is a graduate of the University of Pennsylvania and has six honorary doctorate degrees.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Karen Hampton
313.322.1602
khampto2@ford.com

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